EXHIBIT 99.1

CONTACT:  206-292-3000

David Marriott

Cutter & Buck CEO Resigns to Join Gap, Inc.

SEATTLE, WASHINGTON February 7, 2006 – Cutter & Buck Inc. (NASDAQ:  CBUK) today announced that John T. (Tom) Wyatt, president/CEO and a member of its board of directors will be relinquishing those positions on March 8, 2006, to become the president of GapBody, part of Gap, Inc.

“We are extremely grateful to Tom for his many contributions to Cutter & Buck over the past year, including implementing our strategic plan to deliver improved products and profitable growth to our company,” said Doug Southern, chairman.  “He was approached to run GapBody, and given his background with similar divisions at Warnaco and VF Corporation, it’s like going home for Tom.  So we understand why he would view this as a ‘can’t refuse’ opportunity.  We are certainly pleased for Tom and will miss his extraordinary leadership.  Tom’s decision to resign is in no way due to a lack of progress in our strategic plan.  We remain on track to begin experiencing top line growth in the second half of fiscal 2006, driven by our vastly improved product introductions in CB ProTec, Signature Collection and Classics, as well as the addition of the direct to consumer initiatives launched earlier this year.”

“I will miss Cutter & Buck a great deal and the decision to leave was very difficult,” said Wyatt.  “I have found my time working with the Cutter & Buck leadership team and our directors, extremely rewarding.  We have begun implementing many items that are designed to increase shareholder value.  I am confident that Cutter & Buck is well positioned for the future. For me however, the prospect of a new and challenging role to head one of the leading intimate apparel brands is simply too great to pass up.”

Southern added, “We have a very dedicated and committed group of directors and I am confident they will make good use of the transition period to address this leadership change.”

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Statements made in this news release that are not historical facts are forward-looking statements. Actual events may differ materially from those described in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future events to differ materially from those anticipated by any forward-looking statements. Those factors include, but are not limited to the company’s ability to identify and retain a qualified Chief Executive Officer.  Additional information on this and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.